Exhibit 99.2

           SCRIPT FOR APRIL SALES COMMENTS -- THURSDAY, MAY 5TH, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the April reporting period for fiscal year 2005, the four weeks ended April 30th, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 2.8 percent during April of fiscal 2005 versus the same period in fiscal 2004.

Total company sales in April were $242.5 million dollars, a 4.4 percent decrease from total sales of $253.8 million in April 2004. Sales in April reflect the negative effect of the shift in Easter to March 2005 from mid-April last year. Sales are from continuing operations in both periods.

We saw strong results for the month in men's, women's and children's athletic shoes, as well as solid results in women's and girl's casual shoes and women's sandals. Weaker categories included dress shoes and accessories.

By region, our business was strongest in the Northeast, followed by the West, the Northcentral, and the South.

We are pleased with our April results, particularly considering the Easter shift. Sales exceeded our expectations for two of the three months of the first quarter. It is clear that customers have reacted positively to the company's spring merchandise, to-date.

As a result of the solid performance in April, Payless met its objective of low-single digit positive same-store sales during the first quarter for the second consecutive year. Looking forward, Payless ShoeSource remains committed to its long-standing goal to continue to achieve low single-digit positive same-store sales on a consistent basis, through successful execution of our merchandise authority strategy.

At the end of April, we were operating 4,646 total stores, including 147 stores in the Central American region, 31 stores in South America and 310 stores in Canada.

We intend to report financial results for the first quarter 2005 on Thursday, May 19, 2005.


This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 29, 2005 for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

To hear this recording again, press 1. To return to the main menu, press 2.